Exhibit 99.2

Hexcel Corporation and Subsidiaries

Net Sales by Product Group and Market Segment

For the Quarters Ended June 30, 2009 and 2008, March 31, 2009 and 2008,

 and the Six-Month Periods ended June 30, 2009 and 2008

	Unaudited
	Commercial	Space &
(In millions)	Aerospace	Defense	Industrial	Total

Second Quarter 2009
Composite Materials	$94.1	$55.3	$64.4	$213.8
Engineered Products	43.7	19.4	0.4	63.5
Total	$137.8	$74.7	$64.8	$277.3
	50%	27%	23%	100%

First Quarter 2009
Composite Materials	$109.3	$59.4	$75.7	$244.4
Engineered Products	44.5	17.9	0.5	62.9
Total	$153.8	$77.3	$76.2	$307.3
	50%	25%	25%	100%

Second Quarter 2008
Composite Materials	$148.1	$59.7	$84.7	$292.5
Engineered Products	50.6	15.3	1.1	67.0
Total	$198.7	$75.0	$85.8	$359.5
	55%	21%	24%	100%

First Quarter 2008
Composite Materials	$143.6	$57.3	$77.0	$277.9
Engineered Products	48.3	17.0	1.3	66.6
Total	$191.9	$74.3	$78.3	$344.5
	56%	21%	23%	100%

Year to Date June 30, 2009
Composite Materials	$203.4	$114.7	$140.1	$458.2
Engineered Products	88.2	37.3	0.9	126.4
Total	$291.6	$152.0	$141.0	$584.6
	50%	26%	24%	100%

Year to Date June 30, 2008
Composite Materials	$291.7	$117.0	$161.7	$570.4
Engineered Products	98.9	32.3	2.4	133.6
Total	$390.6	$149.3	$164.1	$704.0
	56%	21%	23%	100%